Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 07-12

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI ENGAGES CITI AS FINANCIAL ADVISORS

Company to Explore Strategic Alternatives

CARENCRO, LA – APRIL 30, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today it has engaged Citi to assist the Company in exploring strategic and financial alternatives to create additional shareholder value.

Commenting on the Company’s decision to explore strategic alternatives and the engagement of Citi, James C. Eckert, Chairman of the Board and Chief Executive Officer, said, “There are multitudes of ways to potentially enhance shareholder value. After considering various factors, including OMNI’s continued strong performance, scope for continued industry consolidation and the Company’s leadership position in certain niche business sectors, the Board of Directors has determined that now is an appropriate time to evaluate the full range of strategic and financial alternatives. No decisions have been made and no agreements have been reached at this time. Additionally, there can be no assurance that any transaction will be pursued or that the process will result in any specific transaction. The Company does not plan to provide any updates on its decision to pursue strategic alternatives until material agreements, if any, are executed.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through four business divisions: Seismic Services (including drilling, survey and permitting services), Environmental Services, Equipment Rental and Transportation Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to explore and execute on strategic alternatives, if any, as referenced herein,, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.